Exhibit 3.1

SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:15 PM 06/25/2002
020411422 – 3540884

State of Delaware

Certificate Of Incorporation For
INNOVATIVE DESIGNS, INC.

FIRST: The name of the Corporation is INNOVATIVE DESIGNS, INC.

SECOND: Its registered office and place of business in the State of Delaware is to be located at 709 Woodside Avenue, City of Wilmington, 19809, County of New Castle. The registered agent in charge thereof is GLOBAL CORPORATE SERVICES, INC.

THIRD: The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world viz:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general Corporation law of Delaware.

FOURTH: The Corporation shall be authorized to issue

Five Hundred Million (500,000,000) Shares Of Common Stock at a value of .0001, each and

One Hundred Million (100,000,000) Shares Of Preferred Stock at a value of .0001 each.

FIFTH: The name and address of the incorporator is as follows:

Nancy B. Stewart of 709 Woodside Avenue, Wilmington, Delaware, 19809.

SIXTH: The directors shall have power to make and to alter or amend the by-laws; to fix the amount to be reserved, to make capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

Having consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the directors shall have the authority to dispose, in any manner of the whole property of this Corporation.

The by-laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholders shall gave any right of inspecting any account, book, or document of this corporation, except as conferred by the law or by-laws, or by resolution of the stockholders.

The stockholders and directors shall have the power to hold their meetings and keep the books, documents, and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the by-laws, or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the Intention that the objects, purposes and powers specified In the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH: The Corporation shall, to the full extent permitted by section 145 of the Delaware Corporation law, as amended from time to time, indemnify all persons whom may indemnify pursuant thereto.

In Witness Whereof, I have set my hand this 25th day of June 2002.

Nancy B. Stewart

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:54 PM 10/28/2014
FILED 02:54 PM 10/28/2014
SRV 141343652 - 3540884 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF INNOVATIVE DESIGNS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Innovative Designs, Inc. held on October 3,2014, the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of lncorporation of said corporation, declaring said amendment to be advisable and calling for a vote by the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered" Fourth” so that, as amended, said Article shall be and read as follows: “Fourth: The Corporation shall be authorized to issue One Hundred Million (100,000,000) Shares of Common Stock at a value of .0001 each, and Twenty-Five Million (25,000,000) Shares of Preferred Stock at a value of .0001 each.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, stockholders holding a majority of the shares eligible to vote, in lieu of a special meeting of stockholders, voted in favor of the amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of October, 2014

By:	/s/ Joseph Riccelli
Authorized Officer

Title: Chief Executive Officer
Name: Joseph Riccelli
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